EXHIBIT 2.1A






                    AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT


                   THIS AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT (the "Amendment"), dated as of February 10, 1997, is made by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corpora-tion, and Security Capital Holdings S.A., a Luxembourg corpora-tion (together with Security Capital U.S. Realty and others specified in the Stockholders Agreement, "Investor"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Stockholders Agreement.


                                    RECITALS:


                   WHEREAS, the parties hereto and The Regency Group, Inc. entered into a Stockholders Agreement, dated as of July 10, 1996 (the "Stockholders Agreement"); and

                   WHEREAS, simultaneously with the execution hereof, the Company has entered into a Contribution Agreement and Plan of Reorganization (the "Contribution Agreement"), of even date herewith, by and among Branch Properties, L.P., Branch Realty, Inc. and the Company; and

                   WHEREAS, pursuant to Section 4.2 of the Stockholders Agreement, the transactions contemplated by the Contribution Agreement would, if consummated, trigger a participation right of Investor to purchase or subscribe for up to 2,743,545 shares of Company Common Stock with respect to the First Closing (as such term is defined in the Contribution Agreement) and up to 156,876 shares of Company Common Stock with respect to Class A Units (as such term is defined in the Contribution Agreement) to be issued within six months of the First Closing, in each case, at a purchase price of $22 1/8 per share; and

                   WHEREAS, the Company and Investor desire to modify Investor's participation right which would be triggered by the transactions contemplated by the Contribution Agreement in the manner set forth herein; and

                   WHEREAS, Section 5.1 of the Stockholders Agreement provides, subject to certain limitations set forth therein, for the termination of the Standstill Period upon, among other things, the acquisition by any person or Group other than Investor, its Affiliates or any person or Group acting in concert with or at the direction of Investor or its Affiliates of more than 9.8% of the voting power of the outstanding shares of Voting Securities; and

                   WHEREAS, the transactions contemplated by the Contribution Agreement provide for the issuance of up to approximately 2,027,848 Units (as such term is defined in the Contribution Agreement) convertible into shares of Company Common Stock on a one-for-one basis to Opportunity Capital Partners II Limited Partners ("OCP") (the "OCP Shares"), or ap-proximately up to 10.91% of the voting power of the outstanding shares of Voting Securities; and







                   WHEREAS, subject to the terms hereof, Investor agrees that OCP's ownership of the OCP Shares shall not give rise to a termination of the Standstill Period; and

                   WHEREAS, pursuant to, and in accordance with, Section
         7.8 of the Stockholders Agreement, the parties wish to amend the Stockholders Agreement on the terms contained herein to reflect the foregoing and as otherwise set forth below.

                   NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                   1. Special Purchase Right. (a) Investor hereby waives its participation rights under Section 4.2 of the Stockholders Agreement with respect to the initial issuance at or within six months of the First Closing (as defined in the Contribution Agreement) by the Company of up to an aggregate of 3,771,622 shares of Company Common Stock, including securities exchangeable, convertible or redeemable on a one-for-one basis into shares of Company Common Stock (the latter being referred to herein as the "Convertible Securities"), and in lieu thereof, Investor and the Company hereby agree that (i) Investor shall have the right to purchase (the "Special Purchase Right"), and the Company shall be obligated to offer Investor the right to purchase up to (x) the Initial Number of Shares (as defined below) on or prior to August 31, 1997, and
         (y) the Subsequent Number of Shares (as defined below), if such number is greater than zero, after August 31, 1997, in each case at a purchase price of $22 1/8 per share, and (ii) prior to such time as all of the Applicable Number of Shares (as defined below) shall have been offered to Investor in ac-cordance with the terms hereof and Investor shall have either purchased or declined to purchase all of such shares, the Com-pany shall in no event issue or sell any capital stock other than (A) to the Company or any of its Subsidiaries, (B) pursuant to options, rights or warrants or other commitments or securities which were in effect or outstanding on the date of the Stock Purchase Agreement or, in the case of the Long-Term Omnibus Plan, the Dividend Reinvestment Plan, the Company's 401(k) Plan and the Employee Stock Grant Plan, collectively, which are granted from time to time in the ordinary course, (C) pursuant to the Contribution Agreement, or (D) to the extent that an issuance of shares of capital stock solely to Investor would cause the Company to cease being a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code ("domestically-controlled"), to persons other than Non-U.S. Persons (as such term is defined in the Articles of Incorporation of the Company), provided that such shares of capital stock issued or sold to such persons may only be issued or sold simultaneously with an equal number of shares of capital stock issued or sold to Investor. The "Initial Number of Shares" means the lesser of (x) 1,750,000 shares of Company Common Stock or (y) the maximum number of shares of Company Common Stock, as reasonably determined by Investor, the purchase of which by Investor will not result in the Company ceasing to be domestically-controlled, but in no event less than 850,000 shares of Company Common Stock, and the "Subsequent Number of Shares" means the excess, if any, of 1,050,000 shares of Company Common Stock over the Initial Number of Shares. The "Applicable Number of Shares" shall be 1,750,000 on or prior to August 31, 1997 and 1,050,000 after August 31, 1997. Notwithstanding the above, nothing in this
         Section 1 shall be deemed to alter, in any way, Investor's participation right with respect to (x) the exchange, conversion or redemption of any Convertible Securities, (y) any additional shares of Company Common Stock or other securities issued pursuant to the Contribution Agreement, or (z) any other sale or issuance of securities with respect to


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         which Investor would otherwise have participation rights.
         Notwithstanding the foregoing or any other contrary agreement or understanding, the Company agrees that it will not issue any shares of Company Common Stock or Convertible Securities to any partner of Roswell Village, Ltd. (the partners of Roswell Village Ltd. being shown as having approximately 103,400 shares of Common Stock or Convertible Securities on Schedule 1 to that certain Waiver and Consent Agreement attached as Exhibit C to the Partnership Agreement (as defined in the Contribution Agreement)) unless any Company Common Stock to be issued to any such person (including upon the redemption, conversion or exchange of Convertible Securities) will not (and by the terms of any relevant Convertible Securities cannot) be issued until the first anniversary of the First Closing (the "First Anniversary").

                   (b)  The Special Purchase Right shall become
         exercisable from time to time by Investor upon receipt by Investor of a written notice from the Company (a "Special Purchase Notice"), which Special Purchase Notice shall set forth the number of shares of Company Common Stock that the Company offers Investor at such time, and the Company's intended use of the proceeds of such proposed issuance; provided, however, that (i) the Company may only request Investor to purchase shares of Company Common Stock in one or more installments of not less than $15,000,000 per installment,
         (ii) the Company shall provide Investor a Special Purchase Notice with respect to a sufficient number of shares such that Investor maintains, by March 31, 1997 and at each quarter end thereafter, ownership (within the meaning of Section 1296(c) of the Code) of at least 27.5% by value of the stock of the Company, (iii) the Company shall provide Investor a Special Purchase Notice with respect to all of the Initial Number of Shares on or before August 31, 1997, and if and to the extent one or more Special Purchase Notices shall not have been provided to Investor with respect to all of the Initial Number of Shares prior to August 31, 1997, then a Special Purchase Notice shall be deemed to have been provided on August 31, 1997 so that Investor's Special Purchase Right shall have become exercisable on or before such date with respect to all of the Initial Number of Shares, and (iv) the Company shall provide Investor a Special Purchase Notice with respect to all of the Subsequent Number of Shares, if any, on or before the First Anniversary, and if and to the extent one or more Special Purchase Notices shall not have been provided to Investor with respect to all of the Subsequent Number of Shares, if any, prior to the First Anniversary, then a Special Purchase Notice shall be deemed to have been provided on the day after the First Anniversary so that Investor's Special Purchase Right shall have become exercisable on or before such date with respect to all of the Subsequent Number of Shares, if any. Subject to the Company's compliance with the immediately preceding sentence and with clause (ii) of the first sentence of the foregoing paragraph (a), the Company shall be under no obligation to provide Investor with any Special Purchase Notice or to include any number of shares of Company Common Stock in any Special Purchase Notice.

                   (c) At any time within 20 days after its receipt of a Special Purchase Notice, Investor may, but shall have no obligation to, exercise the Special Purchase Right with respect to up to the number of shares of Company Common Stock offered by the Company in such Special Purchase Notice by informing the Company in writing of such exercise (a "Special Exercise Notice"). Each Special Exercise Notice shall state the number of shares of Company Common Stock that Investor elects to purchase, which number shall be no greater than the number of shares specified by the Company in the Special Purchase Notice, and shall be irrevocable. The closing of the Special Purchase Right, or any part thereof, shall be subject to the conditions set forth in Sections 7.2 and 7.3 of the Stock Purchase


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         Agreement.  Investor may choose to exercise any Special
         Purchase Right or any part thereof in its sole and absolute discretion.

                   2. Ownership by OCP and its Affiliates of greater than 9.8% of the Voting Securities. Notwithstanding clause
         (ii) of Section 5.1(a), the Standstill Period shall not terminate as a result of the acquisition of the OCP Shares by OCP and for so long as the OCP Shares are held directly and beneficially by OCP (it being understood and agreed that this waiver (x) shall cease to be effective in the event of any direct or indirect transfer of any Beneficial Ownership of any of the OCP Shares, if after giving effect to such transfer the Standstill Period would otherwise have terminated other than as a result of the Beneficial Ownership of the OCP Shares by OCP, and (y) shall not in any event apply to any additional Voting Securities that might be Beneficially Owned by OCP or any Affiliate or Group of which OCP is a member, other than 223,750 shares of Common Stock held of record on the date hereof by the parties listed on a schedule delivered to Security Capital by the Company on the date hereof entitled "Holdings in Regency," dated 2/7/97, which 223,750 shares are beneficially owned by ABKB/La Salle Securities Limited, including 32,300 shares of Common Stock held of record by the Oregon Public Employees Retirement Fund ("OPERF"), the limited partner of OCP (collectively, the "Existing Shares") and only for so long as the Existing Shares are held continuously of record and beneficially by such listed parties and ABKB/LaSalle Securities Limited, respectively, it being further understood that in the event OCP or any such Affiliate or Group should acquire Beneficial Ownership of any such additional Voting Securities (other than Beneficial Ownership by LaSalle Advisors Limited Partnership of up to 4.9% of Company Common Stock as a result of the conversion of Class B Common Stock outstanding as of the date hereof (the "LaSalle Shares")), all Voting Securities Beneficially Owned by OCP or any such Affiliate or Group (including the OCP Shares, the Existing Shares and the LaSalle Shares) shall be considered together, without regard to the provisions of this Amendment, for the purposes of the Stock-holders Agreement).

                   3. Other Branch-Related Matters. Regency hereby agrees to maintain, at all times after the Shareholder Approval Date (as such term is defined in the Partnership Agreement set forth on Exhibit A to the Contribution Agreement (the "Partnership Agreement")), a general partnership interest equal and entitled to at least 75% of the capital or profits interest in the Partnership (as defined in the Contribution Agreement) and to manage the assets and employees of the Partnership in accordance with the terms of the Partnership Agreement, as such Partnership Agreement and Contribution Agreement exist, respec-tively, on the date hereof. In addition, pursuant to Section
         6.2 of the Stockholders Agreement, the Company shall provide to Investor within 45 days after the close of each fiscal quarter of the Company a quarterly report of the Company's and its Subsidiaries' (including the Partnership) assets and income during the preceding fiscal quarter sufficient in each case to enable Investor to monitor compliance with the Corporate Action Covenants during such fiscal quarter.

                   4. Amendment of Partnership Agreement. Regency hereby agrees that it will not agree to any amendment or modification to the Partnership Agreement, and the Partnership Agreement shall not be amended, modified or supplemented, in any such case, without the prior written consent of Security Capital.

                   5. No Effect on Consistent Terms. All terms of the Stockholders Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and


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         shall be unaffected by this Amendment, and shall continue to apply to the Stockholders Agreement as amended hereby and to this amendment. From and after the date hereof, each reference to the Stockholders Agreement in any other instrument or docu-ment shall be deemed a reference to the Stockholders Agreement as amended hereby, unless the context otherwise requires.

                   6. Headings. The headings contained in this Amend-ment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

                   7. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.




































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                   IN WITNESS WHEREOF, this Amendment has been signed by
         or on behalf of each of the parties hereto as of the day first above written.

                                       REGENCY REALTY CORPORATION



                                       By:   /s/ Martin E. Stein, Jr.
                                          Name:  Martin E. Stein, Jr.
                                          Title:  President


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:   /s/ Paul E. Szurek
                                          Name:  Paul E. Szurek
                                          Title:  Managing Director



                                       SECURITY CAPITAL U.S. REALTY



                                       By:   /s/ Paul E. Szurek
                                          Name:  Paul E. Szurek
                                          Title:  Managing Director





















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